Joint Filer Information

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER: Gaiam, Inc.

DATE OF EVENT REQUIRING STATEMENT: June 28, 2005

SIGNATURE:



/s/ Michael Zimmerman
----------------------------
     Michael Zimmerman